Pricing Supplement dated October 8, 1996                      Rule 424(b)(3)
(To Prospectus dated July  8, 1996 and                        File No. 333-05701
Prospectus Supplement dated July 8, 1996)

                                 ADVANTA CORP.
                   MEDIUM-TERM NOTES, SERIES C - FIXED RATE

=========================================================================================================
Principal Amount:  $15,000,000                                      Interest Rate: 6.670%
Agent's Discount or Commission:  $45,000                            Stated Maturity Date:  10/12/99
Net Proceeds to Issuer:  $14,955,000                                Original Issue Date:  10/11/96
Issue Price: 100%                                                   Trade Date:  10/08/96
=========================================================================================================
Interest Payment Dates:  April 14, 1997 and thereafter              Cusip No.:  00756QCR7
                         the 12th day of each October and April


Day Count Convention:

         /X/    30/360 for the period from 10/11/96  to 10/11/99
         / /    Actual/360 for the period from       to
         / /    Actual/Actual for the period from    to

Redemption:

         /X/    The Notes cannot be redeemed prior to the Stated Maturity Date.

         / / The Notes may be redeemed prior to the Stated Maturity Date. Initial Redemption Date:
                Initial Redemption Percentage:
                Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the principal amount.

Optional Repayment:

         /X/    The Notes cannot be repaid prior to the Stated Maturity Date.

         / / The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
                Option Repayment Dates:
                Repayment Price: ____%

Currency:

         Specified Currency:  United States Dollars
           (If other than U.S. dollars, see attached)
         Minimum Denominations:
           (Applicable only if Specified Currency is other than U.S. dollars) Original Issue Discount:
                          / /   Yes         /X/   No

         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period:

Form:

         /X/   Book Entry                                 / /   Certificated

Agent acting in the capacity as indicated below:

         /X/   Agent                                     / /    Principal

If as Principal:

         / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

         / / The Notes are being offered at a fixed initial public offering price of ____% of principal amount.

If as Agent:

         The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

/ /      Other Provisions:

         / /  Salomon Brothers Inc

                          / /  CS First Boston

                                           /X/ Donaldson, Lufkin & Jenrette
                                                 Securities Corporation

                                                         / / Merrill Lynch & Co.